Filed pursuant to Rule 433

Registration Statement No. 333-193555

May 11, 2015

Puget Sound Energy, Inc.

$425,000,000 4.300% Senior Notes due 2045

PRICING TERM SHEET

Issuer:	Puget Sound Energy, Inc.
Anticipated Ratings*:	A2 by Moody’s Investors Service Inc.
A- by Standard & Poor’s Ratings Services
Principal Amount:	$425,000,000
Security Type:	Senior Notes
Issue Price:	99.550% of principal amount
Trade Date:	May 11, 2015
Settlement Date:	May 26, 2015 (T+10)
Maturity Date:	May 20, 2045
Coupon:	4.300%
Benchmark Treasury:	3.00% due November 15, 2044
Treasury Price:	99-15
Treasury Yield:	3.027%
Spread to Benchmark:	T+130 basis points
Reoffer Yield:	4.327%
Interest Payment Dates:	Semi-annually on May 20 and November 20, commencing on November 20, 2015
Redemption:	At any time at a discount rate of Treasury plus T+20 basis points, except that, during the six months prior to maturity, the notes may be redeemed at par
Joint Book-Running Managers:	J.P. Morgan Securities LLC Mitsubishi UFJ Securities (USA), Inc. Scotia Capital (USA) Inc.
Co-Managers:	SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc. CIBC World Markets Corp. RBC Capital Markets, LLC TD Securities (USA) LLC
CUSIP/ISIN:	745332CG9/US745332CG90

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from J.P. Morgan Securities LLC by calling collect (212) 834-4533, Mitsubishi UFJ Securities (USA), Inc. by calling (877) 649-6848, and Scotia Capital (USA) Inc. by calling (800) 372-3930.